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                                                                      EXHIBIT 14


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of the Registration Statement of Munder Series Trust on Form N-14 (the "Registration Statement") of our reports dated August 13, 2004, relating to the financial statements and financial highlights appearing in the June 30, 2004 Annual Reports of The Munder Tax-Free Bond Fund and the Munder Tax-Free Short & Intermediate Bond Fund (two of the portfolios constituting Munder Series Trust). We further consent to the references to us under the heading "Financial Highlights" in the Proxy Statement/Prospectus and in paragraphs 4.1(i) and 4.2(g) of Exhibit A "Form of Agreement and Plan of Reorganization."


                                        Ernst & Young LLP

Boston, Massachusetts
May 20, 2005